FIRST AMENDMENT TO MANAGEMENT AGREEMENT

     THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this "Amendment") is entered into as of August 17, 1998, by and between CHANCELLOR ASSET MANAGEMENT, INC., a Delaware corporation ("CAM") and M.R.B. Inc., a Georgia corporation d/b/a
"Tomahawk Truck and Trailer Sales", Tomahawk Truck & Trailer Sale, Inc., a Florida corporation, Tomahawk Truck & Trailer Sales of Virginia, Inc., a Virginia corporation, and Tomahawk Truck & Trailer Sales of Missouri, Inc., a Missouri corporation (collectively "MRB" or the "Companies").

     RECITALS

WHEREAS, MRB desires to obtain the benefits of the knowledge and expertise of the executive, managerial, financial and operational personnel of CAM to assist and operate MRB in its business, and

WHEREAS, CAM is providing the assistance, financial needs, and operational guidance and performance desired by MRB;

WHEREAS, CAM and MRB have agreed to certain changes in the terms and conditions set forth in the Management Agreement and have agreed to amend the Management Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Management Agreement shall be amended as follows:

1. Section 1 is hereby amended by deleting the last sentence "Nothing herein contained shall be deemed in any way to obligate CAM to add to or maintain beyond its general needs any personnel, facilities or equipment." and by substituting "CAM will also be obligated to MRB to provide approvals on, but not limited to, all personnel hiring decisions and human resources policies, capital expenditures, other operating expenditures not in the ordinary course of business, execution of contractual arrangements, disposition of inventory, disposition of any and all MRB physical assets; and to provide funding of such expenditures in the event such funding cannot first be made available through MRB's normal internal cash flows. CAM will also make available to MRB, subject to approval by the Board of Directors, all funds necessary to provide for working capital and support operating deficits in the event such operating deficits are incurred by MRB.", with such change to be effective immediately upon execution of this Amendment.

2. Section 2 is hereby amended by deleting the first sentence "In consideration of CAM's provision of the Services, MRB assigns to CAM all rights to MRB's Gross Revenues and Net Profits for the period from August 1, 1998 through the termination date of this agreement as set forth below." and by substituting "In consideration of CAM's provision of the Services, MRB assigns all rights to MRB's Gross Revenues and Net Profits commencing August 1, 1998.", with such change to be effective immediately upon execution of this Amendment.

3. Section 2 is hereby amended by deleting the last sentence "The assignment of such Gross Revenues and Net Profits is not deemed in any way to obligate CAM in regards to any and all liabilities incurred by MRB and in no way indemnifies MRB, its management or shareholders from liabilities incurred as a result of CAM performing the Services." and by substituting "The benefits inured to CAM as a result of such assignment of such Gross Revenues and Net Profits does not in any way relieve CAM of any liabilities incurred by MRB, as directed and controlled through the operational assistance of CAM, but also in no way indemnifies MRB, its management or shareholders from liabilities incurred as a result of CAM performing the Services.", with such change to be effective immediately upon execution of this Amendment.

4. Section 3 is hereby amended by deleting "This Agreement shall continue in full force and effect until such time that either party mutually agrees to terminate this Agreement upon reasonable notification." and by substituting "This Agreement shall continue in full force and effect for as long as MRB remains as a business entity except that CAM may for reasonable cause terminate this Agreement.", with such change to be effective immediately upon execution of this Amendment.

5. Upon the execution of this Amendment, CAM shall cause to be reserved up to 5,000,000 shares of Chancellor's Common Stock, subject to adjustment. In addition to the reservation of Chancellor Common Stock, CAM shall assume oversight and operational control of the daily operations of MRB with the full support and cooperation of the MRB shareholders and management. Additionally, MRB shall cause to be reserved all of MRB's Common Stock for issuance to CAM or its assigns. During this period, CAM has the right of first refusal to purchase the reserved shares of MRB. While final due diligence is being evaluated by external and internal personnel, CAM shall have the right of first refusal prior to any sale of the MRB Common Stock.

6. Except as specifically provided herein, all terms and conditions of the Management Agreement remain in full force and effect, without waiver or modification. All terms defined in the Management Agreement shall have the same meaning when used in this Amendment. This Amendment and the Management Agreement shall be read together, as one document.

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     IN  WITNESS  WHEREOF,  the  parties hereto have caused this Amendment to be executed  as  of  the  day  and  year  first  written  above.


CHANCELLOR  ASSET  MANAGEMENT,  INC.

By:     /s/  Franklyn  E.  Churchill
        ----------------------------
Name:  Franklyn  E.  Churchill
Title:   President  and  CEO

M.R.B.,  INC.

By:      /s/  M.  Rea  Brookings
         -----------------------
Name:  M.  Rea  Brookings
Title:   President